Exhibit 5.1

Harney Westwood & Riegels Singapore LLP
138 Market Street
#24-04 CapitaGreen
Singapore 048946
Tel: +65 6800 9830
Fax: +65 6800 9831

22 February 2024

lishi.fong@harneys.com

+65 6800 9833 059929.0001/LZF

Mobile-health Network Solutions

Harneys Fiduciary (Cayman) Limited

4th Floor, Harbour Place, 103 South Church Street PO Box 10240

Grand Cayman KY1-1002 Cayman Islands

Dear Sir or Madam

Mobile-health Network Solutions (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), to be filed on or about the date of this opinion with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), relating to (i) the offering (the Offering) of the Company’s Class A Ordinary Shares with a par value of US$0.000004 per share, including an option to issue certain Class A Ordinary Shares to be offered by the Company to cover the over-allotment option to be granted to the underwriters (collectively, the IPO Shares), to be issued pursuant to the Resolutions (as defined in Schedule 1) and (ii) the offering (the Resale) by certain existing shareholders (the Selling Shareholders) of the Company’s issued Class A Ordinary Shares with a par value of US$0.000004 per share (the Resale Shares) to be transferred pursuant to the Resolutions. The Company will also be issuing warrants to the underwriters (the Representative’s Warrants) to purchase such number of ordinary shares in the Company equal to seven and a half percent (7.5%) percent of the total number of ordinary shares sold in the Offering (including the ordinary shares sold pursuant to the over-allotment option) (the Underlying Shares, together with the IPO Shares, the Resale Shares and the Representative’s Warrants, the Shares).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

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Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1), the authorised share capital of the Company is US$50,000 divided into 12,500,000,000 Ordinary Shares of nominal or par value of US$0.001 each, comprising (a) 6,250,000,000 Class A Ordinary Shares of nominal or par value US$0.000004 each and (b) 6,250,000,000 Class B Ordinary Shares of nominal or par value of US$0.000004 each.

3	Valid Issuance of Underlying Shares and IPO Shares.

(a)	The Underlying Shares and IPO Shares to be issued by the Company as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the Resolutions (as defined in Schedule 1), and when the name of the shareholder is entered in the register of members of the Company, the Underlying Shares and IPO Shares will be validly issued, allotted and fully paid and there will be no further obligation on the holder of any of the Underlying Shares and IPO Shares to make any further payment to the Company in respect of such Shares.

(b)	Subject to the satisfaction of any conditions or requirements set forth in the Underwriting Agreement (as defined in Schedule 1), when the Underlying Shares are issued upon the Exercise (as defined in Schedule 2) of the Representative’s Warrants in accordance with the M&A and the Representative’s Warrants and entered as fully paid on the register of members of the Company, the Underlying Shares will be validly allotted and issued, fully paid and without obligation of the holder to make further payment to the Company in respect of the issuance of such shares.

4	Valid Transfer of Resale Shares.

The Resale Shares to be offered by the Selling Shareholders as contemplated by the Registration Statement have been issued and fully paid for, and the transfer of the Resale Shares has been duly authorised by the Resolutions (as defined in Schedule 1), and when the name of the shareholder is entered in the register of members of the Company, the Resale Shares will be validly transferred and there will be no further obligation on the holder of any of the Resale Shares to make any further payment to the Company in respect of such Shares.

5	Cayman Islands Law. The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

6	MHNS Employee Incentive Plan. The Plan does not contravene the Companies Act (as revised) of the Cayman Islands (the Companies Act).

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

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This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands. Yours faithfully

Harney Westwood & Riegels Singapore LLP

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SCHEDULE 1

List of Documents and Records Examined

1	the Certificate of Incorporation of the Company dated 28 July 2016;

2	the amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 14 February 2024 (the M&A);

3	the register of members of the Company dated 21 February 2024 and register of directors and officers of the Company filed on 15 January 2024;

4	a certificate of good standing dated 23 January 2024 in respect of the Company, issued by the Registrar of Companies in the Cayman Islands (the Certificate of Good Standing);

5	the search results in relation to the Company obtained from the Cayman Islands Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, on 21 February 2024;

6	a copy of the confirmation letter from the Company dated 21 February 2024; and

7	a copy of the minutes of a meeting of the directors of the Company on 23 February 2023, a copy of the written resolutions of the directors of the Company dated 27 March 2023 and 21 February 2024, and a copy of the written resolutions of the employee incentive plan committee of the Company dated 21 September 2023 (the Resolutions), copies of 1 to 7 above have been provided to us by the Company and the Company’s registered office in the Cayman Islands (together the Corporate Documents),

8	the Registration Statement;

9	a draft underwriting agreement (the Underwriting Agreement) to be entered into between the Company and Network 1 Financial Securities Inc., as representative of the underwriters named therein (the Representative); and

10	the MHNS Employee Incentive Plan approved and amended by the relevant Resolutions (the Plan, together with the Registration Statement and the Underwriting Agreement, the Transaction Documents),

the Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

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SCHEDULE 2

Assumptions

1	Validity under Foreign Laws. That (i) all formalities required under any applicable laws (other than the laws of the Cayman Islands) have been complied with; and (ii) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Draft Documents. That the Company will duly execute and deliver the relevant Transaction Document in the form of the drafts provided to us for review.

3	Memorandum and Articles. The M&A remain in full force and effect and are otherwise unamended. The M&A will be the memorandum and articles of association of the Company in effect at the time of the issue of the Underlying Shares and IPO Shares and also at the time of the transfer of the Resale Shares.

4	Choice of Laws. The choice of the laws of the State of New York selected to govern the respective Transaction Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands) and the entry into and performance of the relevant Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

5	Directors. The board of directors of the Company considers the transactions contemplated by the Transaction Documents to be in the best interests of the Company and no director has (i) a financial interest in a party to or in the transactions contemplated by the Transaction Documents or (ii) other relationship to a party to the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

6	Conditions. All conditions to the obligations of the parties to the Underwriting Agreement will be satisfied or duly waived prior to the issue and sale of the relevant Shares and there will be no breach of the terms of the Underwriting Agreement.

7	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

8	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

9	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

10	Resolutions. The relevant Resolutions passed at a meeting were adopted at duly convened meetings of the board of directors of the Company, and such meetings were held and conducted in accordance with the M&A of the Company. The Resolutions remain in full force and effect.

11	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents. There is no contractual prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Underlying Shares and IPO Shares, and approving the transfer of the Resale Shares.

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12	Proceeds of Crime. No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (2020 Revision) and the Terrorism Act (2018 Revision), respectively).

13	Exercise. At the time of the exercise of the Representative’s Warrants in accordance with the M&A (the Exercise):

(a)	the Companies Act will not have changed in such a way as to materially impact the Exercise;

(b)	the Company will have sufficient authorised but unallotted and unissued Underlying Shares, in each case to effect the Exercise in accordance with the M&A and the Companies Act;

(c)	the Company will be able to pay its debts as they fall due in the ordinary course of business immediately following the Exercise;

(d)	the Company will have shares in issue immediately prior to the Exercise other than the Underlying Shares to be issued;

(e)	all the considerations will have been fully paid and without obligation of the holder to make further payment to the Company in respect of the issuance of the Underlying Shares;

(f)	the Company will not have been struck off or placed in liquidation;

(g)	the issue price for the Underlying Shares to be issued on the Exercise will not be less than the par value of such Underlying Shares; and

(h)	the provisions of the M&A relating to the Exercise will not have been altered, amended and restated.

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SCHEDULE 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Transaction Documents.

2	Stamp Duty. Cayman Islands stamp duty may be payable if the original Transaction Documents are executed in, brought to, or produced before a court of, the Cayman Islands.

3	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Companies Act.

4	Conflict of Laws. An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

5	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2021 Revision).

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